Exhibit 10.37

EXECUTIVE AGREEMENT

        This Agreement is entered into as of the 12th day of February, 2003, by and between Storage Technology Corporation (the "Company"), and _______________ (the "Executive").

        WHEREAS, the Executive is in high level position with the Company, and the Company recognizes the valuable services that the Executive provides to the Company and desires to be assured that Executive will be available to actively participate in the business of the Company; and

        WHEREAS, the Executive is willing to accept continued employment with the Company, but desires assurance that in the event of any change in control of the Company Executive will continue to have opportunities and status similar to which Executive was appointed; serve the Company but desires assurance that in the event of any change in control of the Company Executive will continue to have the opportunities and status Executive has earned;

        NOW, THERFFORE, in consideration of the promises and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

1.     Term. This Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) three (3) years from the date hereof; (ii) the termination of the Executives employment with the Company based on death, “Disability” (as defined in Section 3(b)) or “Cause” (as defined in Section 3(c)) or by the Executive other than for “Good Reason” (as defined in Section 3(d); and (iii) two (2) years from the date of a “Change in Control of the Company” (as defined in Section 2) if the Executive is employed by the Company as of such time. The three (3) year period referred to in item (i) above shall automatically be extended for an additional year on each anniversary date of this Agreement to renew the three year period refined to in item (i) above, unless the Company gives written notice to the contrary to the Executive at least thirty (30) days prior to such anniversary date; provided that the Company may not deliver a notice of non-renewal after (A) a Potential Change in Control (as defined in Section 2 hereto unless the Board of Directors of the Company (the “Board”) has adopted a Nullification Resolution (as defined in Section 2 hereof) with respect to such Potential Change in Control or (B) a Change in Control (as defined in Section 2 hereof).

2. Change in Control.

(a)	Payment of Severance. No compensation shall be payable under this Agreement unless and until (a) there shall have been a “Change in Control” (as defined in Section 2) of the Company while the Executive is still an employee of the Company and (b) the Executive is no longer an employee of the Company as a result of a termination by the Company other than pursuant to Sections 3(b) or 3(c) hereof or by the Executive for Good Reason pursuant to Section 3(d), provided, however, that notwithstanding anything in this Agreement to the contrary, if a Change in Control of the Company occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control of the Company occurs, and if there is a reasonable basis that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control of the Company or (2) otherwise arose in connection with or anticipation of a Change in Control of the Company, then such termination of employment shall be treated as a termination of the Executive’s employment following a Change in Control of the Company.

(b)	Change in Control Defined. For purposes of this Agreement, a “Change in Control” of the Company shall mean:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding, Company Common Stock”) or (y) the combined voting power of the Then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections (iii)(A), (iii)(B) and (iii)(C) of this definition;

(ii)	individuals who, as of the date hereof, constitute The Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)	Potential Change in Control. For the purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if (i) any Person commences a tender offer, with adequate financing, which, if consummated, would result in such Person having the ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 10% or more of the outstanding voting power of tire Company; (ii) the Company enters into an agreement the consummation of which would constitute a Change in Control; (iii) any person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act) other than the Company attempts, directly or indirectly, to replace more than 25% of the directors of the Company; or (iv) any other event occurs which the Board declares to be a Potential Change in Control. Notwithstanding the foregoing, if, after a Potential Change in Control and before a Change in Control, the Board makes a good faith determination that such Potential Change in Control will not result in a Change in Control, the Board may nullify the effect of the Potential Change in Control (a “Nullification”) by resolution (a “Nullification Resolution”), in which case the Executive shall have no farther rights and obligations under this Agreement by reason of such Potential Change in Control.

3. Termination Following Change in Control.

(a)	Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive’s employment with the Company by the Executive or by the Company within the two (2) year period immediately following a Change in Control of the Company unless such termination is as a result of the Executive’s (i) death; (ii) Disability; (iii) termination by the Company for Cause; or (iv) termination by the Executive other than for Good Reason.

(b)	Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, (i) the Executive shall have been absent from his duties, with the Company on a full-time basis for nine (9) months and (ii) within thirty (30) days after such nine (9) month period a “Notice of Termination” (as defined in Section 3(e) is given by the Company to the Executive and (iii) thereafter the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate this Agreement for “Disability”.

(c)	Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only upon (i) the willful and continued failure of the Executive to attempt to perform substantially his duties with the Company (other than any such failure resulting from Disability), after a demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company, which specifically identifies the manner in which the Executive has not attempted to substantially perform his duties, or (ii) the engaging by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least 3/4 of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(c) and specifying the particulars thereof.

(d)	Good Reason. The Executive may terminate Executive’s employment for Good Reason at any time during the Term of this Agreement either by resignation or by retirement (if eligible) other than a Mandatory Retirement. For purposes of this Agreement “Good Reason” shall mean any of the following:

(i)	a substantial diminution of the Executive’s position, duties, or responsibilities with the Company as in effect immediately prior to a Change in Control of the Company;

(ii)	a material reduction by the Company in the Executive’s remuneration as in effect immediately prior to the time of a Change in Control of the Company, unless a similar reduction is applied to all similarly situated executives or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount similar to other executives at the Company after the Change in Control;

(iii)	any failure by the Company to continue in effect any plan or arrangement, including without limitation benefit and incentive plans, in which the Executive is participating immediately prior to the time of a Change in Control of the Company, (hereinafter referred to as “Plans”), unless the Company provides for the Executive to participate in replacement benefit and incentive plans that are not materially less favorable in the aggregate than the Plans, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Plan or replacement plan or deprive the Executive of any materially less favorable fringe benefits in the aggregate as compared to those enjoyed by the Executive immediately prior to the Time of a Change in Control of the Company;

(iv)	the Executive’s relocation to any place more than twenty-five (25) miles from the location at which the Executive performed Executive’s duties immediately prior to the time of a Change in Control of the Company, except for a single relocation to a location in the United States which is accompanied with all relocation benefits at a level of no less than those provided to executives with similar position, duties, responsibilities and status and except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the time of a Change in Control of the Company,

(v)	any failure by the Company to provide the Executive with the number of annual paid leave (vacation or PTO) days to which this Executive is entitled immediately prior to the time of a Change in Control of the Company;

(vi)	any material breach by the Company of any provision of this Agreement or any other material agreement with the Executive;

(vii)	any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(viii)	any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(e), and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Section 3(d), any good faith determination of Good Reason made by the Executive shall be conclusive.

(e)	Notice of Termination. Any termination by the Company pursuant to Section 3(b) or 3(c) or by the Executive pursuant to Section 3(d) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f)	Date of Termination. “Date of Termination” shall mean (a) if this Agreement is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company for any other reason or by the Executive for Good Reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected).

4.     Severance Payment upon Termination of Employment. If, during the two (2) year period immediately following a Change in Control of the Company, the Company shall terminate the Executive’s employment other than pursuant to Section 3(b) or 3(c) or if the Executive shall terminate his/her employment for Good Reason, pursuant to Section 3(d) then the Company shall pay to the Executive the following as severance pay (the “Severance Payment”):

(a)	a lump sum payment, within five (5) days of the Date of Termination, equal to the sum of (1) two (2) times the sum of (i) Executive’s current annual base salary (the “Annual Base Salary”) and (ii) the Executive’s target annual incentive compensation for the year in which the Date of Termination occurs (the “Annual Bonus”), (2) the Executive’s Annual Base Salary through the Date of Termination, (3) any previous years annual incentive payments (determined based upon actual Company results and not reduced for individual performance), to the extent not theretofore paid, (4) payment for any accrued vacation or PTO time (5) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) or in the alternative, at the Executive’s sole choice, the ability to remain in any deferred compensation or successor plans to the extent permitted by such a plan and (6) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365;

(b)	the Company shall continue to provide to the Executive and his eligible dependents, in a manner and timing provided for in all the benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs in which the Executive participates in effect immediately prior to the time of the Change in Control of the Company (or any successor benefit and welfare plans, policies and programs, executive services, perquisites and insurance plans or programs, to the extent more favorable to the Executive). Depending upon the circumstances, these benefit and welfare plans may include, without limitation, medical coverage and officer supplemental medical reimbursement, group and executive supplemental life insurance, short-term and long term disability, automobile allowance, automobile insurance, automobile servicing and financial counseling allowance for twenty-four (24) months after the Executive’s Date of Termination. In addition, Executive shall receive a lump-sum in cash, payable within five (5) days after the Date of Termination equal to the total value of twenty-four (24) months of matching contributions made by the Company on behalf of Executive under the Company’s tax qualified defined contribution plan (and under any non-qualified defined contribution plan providing matching contributions) at a matching level equal to the level of participation of Executive prior to the Date of Termination, plus any Company matching contributions under such plans forfeited as of the Date of Termination. Provided, however, that if during such twenty-four (24) month time period the Executive should enter into employment with a new employer and become eligible to receive a comparable benefit (on a benefit by benefit basis), the continued benefit described herein shall be secondary to those provided under the plans of such employer during such applicable period of eligibility. Executive shall be fully vested in any account balance, matching and all other benefits under such plans. In the event the Executive is ineligible, for whatever reason to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources. Following the end of the twenty-four (24) month period during which medical benefits are provided, the Executive shall be eligible for continued health coverage under “COBRA” as if the Executive’s employment with the Company had terminated as of the end of such period. For purposes of calculating the Executive’s age and years of service for determining eligibility (but not the time of commencement of benefits) of the Executive for the Company’s retiree medical and life insurance benefits, the Executive shall be considered to have remained employed until twenty-four (24) months after the Date of Termination and to have retired on the last day of such period, and such benefits, and costs to the Executive of such coverage, shall be no less favorable to the Executive than as in effect as of the Change in Control of the Company and shall not be effected by any subsequent employment of the Executive;

(c)	notwithstanding anything to the contrary contained in any other agreement, all rights that have not previously vested relating to all stock options and restricted stock shall immediately vest and all restrictions shall be waived and Executive shall have ninety (90) days after the Date of Termination to exercise all outstanding options.

(d)	to the extent the Date of Termination is after year end, but before the determination of a LEAP Payout (or equivalent replacement plan), Executive shall at the same time as previously scheduled, receive their full LEAP (or equivalent replacement plan) award based up the prior year’s results. In addition, Executive shall receive a prorated LEAP award for the year of termination (if the LEAP program is in place) or prorated portion of an equivalent replacement plan the product of (x) the LEAP or other plan award at target and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365. All stock options and restricted stock provided under this paragraph shall be vested and all restrictions shall be waived and Executive shall have ninety (90) days after the Date of Termination to exercise all outstanding options. In the event the equity to be issued under the LEAP program no longer exists at the Termination Date, Executive’s stock options shall be converted as provided for all other options that existed prior to the Change in Control and the restricted stock shall be converted as provided for other shares of the Company that existed prior to the Change in Control.

(e)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

(f)	Certain Additional Payments.

(i)	In the event that any payment benefit or other entitlement received or to be received by the Executive in connection with a Change in Control of the Company or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person (together with the Severance Payment, the “Total Payments”, and each a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect To such excise tax (such excise tax, together with any such interest and penalties is hereinafter collectively referred to as (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including, but not limited to, any income taxes, employment taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Those Payments that are subject to the Excise Tax shall be referred to herein as the “Parachute Payments”. Notwithstanding The foregoing provisions of this Section 4(f), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be Treated as “parachute payments” under Section 280G of the Code does not exceed 105% of the greatest amount of Parachute Payments that could be paid or otherwise provided to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”) then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the total Parachute Payments are reduced to the Safe Harbor Amount. The reduction of the amounts payable or otherwise provided under this Agreement, if applicable, shall be made by first reducing the Parachute Payments under Section 4(a)(i); unless an alternative method of reduction is elected by the Executive. For purposes of reducing the total Parachute Payments to the Safe Harbor Amount, only Parachute Payments payable or otherwise provided under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable or otherwise to be provided under this Agreement would not result in a reduction of the total Parachute Payments to the Safe Harbor Amount, no amounts payable or otherwise to be provided under this Agreement shall be reduced pursuant to this Section 4(f). The Company’s obligation to make Gross-Up Payments under this Section 4(f) shall not be conditioned upon the Executive’s termination of employment.

(ii)	All determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent accountants (the “Accountants”) in consultation with the Executive and his advisors. To the extent the Accountants are unable to perform this task, for legal or other reasons, an accounting firm will be mutually chosen by the parties which will act as the “Accountants”). The Accountants shall provide detailed supporting calculations to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment (or, if later, within fifteen (15) days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax). In connection with any such calculations, the Accountants shall provide the Executive with a written opinion explaining the basis for their conclusion with respect to the applicability or inapplicability of Section 4999 of the Code. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accountant’s determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made b the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that either (A) the Company does not dispute that the Executive is required to make a payment of Excise Tax or (B) the Company exhausts its remedies pursuant to Section 4(f) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If (x) it is established pursuant to (I) a final determination of a court or an Internal Revenue Service proceeding from either of which no appeal can be taken or (y) a written opinion is provided by of independent counsel agreed upon by the parties that the Excise Tax is less than the amount taken into account under Section 4(f) of this Agreement, the Executive shall repay to the Company within thirty (30) days of the Executive’s receipt of notice of such final determination or opinion The portion of the Gross-Up Payment a-attributable to such reduction plus any interest received by the Executive on the amount of such repayment (after taxes applicable thereto.)

(iii)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by The Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following The date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim,

    (B)        take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C) cooperate with the Company in good faith in order effectively to contest such claim, and

    (D)        permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect therein) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(f), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, The Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)	If, after the receipt by the Executive of an amount advanced by The Company pursuant to Section 4(f), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thmto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)	Notwithstanding any other provision of this Section 4, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding, provided, that such withholding shall in no event place the Executive in a less favorable after-tax position.

5. No Obligation To Seek Further Employment, No Effect on Other Contractual Rights.

(a)	The Executive shall not be required to seek other employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise, except as may be provided under Section 4(b) with respect to benefits. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others.

(b)	The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employee benefit plan, program or policy of the Company. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company or its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

6.     Other Requirements. In the event Executive receives the severance and benefits pursuant to paragraph 4, Executive agrees that:

(a)	for a period of twelve (12) months following Executive’s Termination Date, Executive will not directly or indirectly engage in (whether as an a employee, consultant, proprietor, partner, director, officer or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, partnership, joint venture or other business entity that engages in any business that is the same, similar to, or in competition with any product, service, or process that was marketed, sold under development, or developed by Company during Executive’s employment with Company. The parties agree that no more than 1% of the outstanding voting stock of a publicly traded company or any stock owned by Executive as of the Termination Date shall not constitute a violation of this paragraph. Executive further agrees and acknowledges that because of the nature and type of business that Company engages in, the geographic scope of this covenant shall include all counties, cities and states of the United States, and any and all other countries, territories, regions, cities, localities, in which Company conducts business, and that such a geographic scope is reasonable.

(b)	Executive will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a 1% interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) recruit or solicit any Company employee, contractor or consultant or induce any employee, contractor or consultant of the Company to leave the Company for a period of eighteen (18) months from Executive Termination Date.

(c)	Executive and the Company will not make disparaging or harmful comments will be publicly or privately that could injure or harm the reputation of Executive or the Company.

(d)	any controversy or claim arising between Executive and the Company including, without limitation, any claims, demands or causes of action alleging wrongful discharge; unlawful discrimination based on sex, age, race, national origin, disability, religion or other unlawful basis; breach of contract; or any claims seeking damages under any federal, state or local law, rule, regulation or common law theory; but excluding any claims by Executive for worker’s compensation or unemployment compensation, and excluding any claims by the Company for injunctive relief (for instance, for breach of confidentiality, breach of a covenant not to compete, violation of trade secrets, or unfair competition), shall be resolved by final and binding arbitration. The Executive voluntarily waives any right to submit claims to a judge or jury in either state or federal court. The arbitration shall be held in Denver, Colorado, or elsewhere by mutual agreement. The selection of the arbitrator and procedure shall be governed by the Employment Arbitration Rules of the American Arbitration Association, as amended. The arbitrator shall be a lawyer with expertise in negotiating and drafting executive agreements on behalf of both executive and public corporations. The arbitrator shall apply the applicable substantive law to any claim; for any state law claim or damages issues, the law of Colorado shall govern, including but not limited to the provisions of C.R.S. Sections 13-21-102(5). Upon Executive’s request, copies of C.R.S. Sections 13-21-102(5) and the above referenced Rules of the American Arbitration Association, as amended will be provided to Executive. Any court having jurisdiction may enter judgment upon an award rendered by arbitration. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs to the extent provided by law. The Company will pay the cost normally associated with the arbitration, including the arbitrator’s fee and any fee for a hearing facility. Notwithstanding anything contained in this paragraph the Company shall be free to pursue injunctive relief against Executive for violation of this Section 6 of this Agreement and/or the terms of Executive’s Proprietary Rights Agreement with the Company.

(e)	Executive will reasonably (taking into account Executive’s other employment or activities) assist in consulting with the Company with respect to any litigation, disputes, regulatory matters or matters in the Executives prior areas of responsibility. Executive will receive compensation for all such time expended such consulting activities at the hourly rate (portal to portal) determined by dividing the sum of the Executive’s current Annual Base Salary and Annual Bonus at target by 2000. In addition, Executive shall be entitled to compensation for any reasonable expenses incurred in providing such consulting under this paragraph. The Company will pay the Executive within thirty days after any of the obligations under this paragraph are incurred.

(f)	the Company would suffer an irreparable injury if Executive were to breach the covenants contained in this Section and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and Executive hereby stipulate to the entering of such injunctive relief prohibiting Executive from engaging in such breach.

7. Successor to the Company.

(a)	The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, “Company” as used in Sections 3 and 4 hereof shall in addition include such corporation. In such event, the Company agrees that it shall pay or shall cause such corporation to pay any amounts owed to the Executive pursuant To Sections 4 and 12 hereof

(b)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

8.     Notice. For purposes of this Agreement, notices and all other communications provided or in the Agreement shall be in writing and shall be deemed to have been duly given when, delivered or mailed by United States certified mail, return receipt registered, postage prepaid, as follows:

If to the Company: Storage Technology Corporation One StorageTek Drive Louisville, CO 80028 Attention: General Counsel If to the Executive: _______________ _______________ _______________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.     Other Agreements or Understandings. This Agreement supersedes and replaces any other agreements or arrangements which the Executive has or in the future receives from the Company relating to value or benefits to be received after a termination of employment (other than pursuant to sections 3(b) or 3(c) hereof) after a Change in Control provided, however, this Agreement can be modified or replaced only if Executive executes an agreement in which Executive specifically references this Agreement and specifically agrees to its modification or replacement. In the event Executive receives the benefits under Section 4 of this agreement, Executive is not entitled to benefits under any other agreement or arrangement, other than under the terms of any standard Company plans and programs or as required by law. To the extent Executive has in the past, or in future, receives other agreement or arrangements which cover or relate to other compensation, bonuses, stock option, restricted stock, other equity, benefits, severance, circumstances or issues not covered this Agreement, this Agreement does not abrogate, modify or replace such provisions.

10.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

11.     Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.     Compliance with Corporate Governance Legislation or other Laws. To the extent any provision or condition of this Agreement is inconsistent with or unenforceable because it is in inconsistent with or in violation of any corporate governance legislation or law, this Agreement will be revised to affect its intent and purpose in a way no less favorable to the Executive.

13.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the Same instrument.

14.     Legal Fees and Expenses. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others of the, validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Storage Technology Corporation By:__________________________ Robert E. Lee Chairman of the Human Resources and Compensation Committee of the Board of Directors	The Executive: ——————————————